Exhibit 99.1

ITT First-Quarter 2019 Results

ITT Delivers Strong Q1 Results

Raises 2019 Earnings Guidance

WHITE PLAINS, N.Y.--(BUSINESS WIRE)--May 3, 2019--ITT Inc. (NYSE: ITT)

Revenue	Segment OI Margin	EPS	Operating Cash Flow
+1%	+110bps	(-30%)	(-1%)

Organic Revenue	Adj Segment OI Margin	Adj EPS	Adj Free Cash Flow
+5%	+120bps	+18%	+154%
*Performance relative to comparable three months ended March 31, 2018.
  Revenue of $696 million up +1%; Organic Revenue +5%
  Segment OI Margin of 15.9%; Adj Segment OI Margin of 16.2%
  EPS of $0.80; Adj EPS of $0.91 up +18%
  Adj EPS Guidance Midpoint Increased to $3.58
ITT CEO COMMENTARY

ITT’ers all around the world delivered strong revenue and operating income growth. We focused and we will continue to focus on our customers and on generating productivity at even greater speed.

We are gaining global share in our target markets and we will continue to drive cost and efficiency actions to produce solid margin expansion and cash generation growth going forward. Our end-market diversification and proactive focus on execution, in terms of cost reduction and efficiency, will enable us to effectively address more volatile market conditions.

- Luca Savi

ITT Inc. today reported record adjusted segment operating income, record margins and record adjusted EPS for the quarter ending March 31, 2019.

Revenue and Orders

Revenue grew 1 percent, including a 4-point impact due to unfavorable foreign exchange. Organic revenue (defined as total revenue excluding foreign exchange, acquisition and divestitures) increased 5 percent driven by share gains and execution across key end markets. The strength of our diversification fueled our 5 percent organic growth as oil and gas grew 11 percent, industrial grew 10 percent, and transportation grew 2 percent.

Organic orders grew 1 percent, driven by a 15 percent increase in pump projects on increased demand in the oil and gas and industrial markets, significant defense and connector platform wins, and Friction growth in North America, offset by weakness in Europe and China. Excluding a significant prior-year Russian rail order valued at $14 million, ITT organic orders grew 3 percent.

Segment Operating Income

Segment operating income growth of 9% was driven by volume leverage, solid productivity and supply chain actions. These improvements were partially offset by higher commodity costs and tariffs, unfavorable mix and foreign currency impacts. All three segments delivered triple-digit margin expansion in the quarter.

Earnings Per Share

GAAP EPS declined to $0.80, compared to $1.14 in the prior year. The prior year benefited from an asbestos-related insurance settlement of $0.36 and favorable tax items of $0.20, which included a valuation allowance reversal.

Adjusted EPS grew 18% to $0.91, reflecting an increase in segment operating income, reduction in corporate costs, lower interest expense and a favorable tax rate, partially offset by an unfavorable foreign currency impact of $0.03.

First-Quarter 2019 Business Segment Results

All quarterly results are compared to the respective prior-year period.

Motion Technologies

  Total revenue decreased 8 percent to $315 million, including a 7-point unfavorable impact from foreign exchange. Organic revenue declined 1 percent, primarily due to auto OEM weakness that was partially offset by strength in rail and the auto independent aftermarket. Friction OEM organic revenue outpaced the global auto market by over 500 basis points on share gains in North America. KONI sales grew 17 percent primarily from rail market share gains in Europe and Asia, offset by a decline at Wolverine.
  Operating income of $61 million and adjusted segment operating income of $62 million decreased 2 percent primarily due to unfavorable foreign exchange and tariffs. The benefits from productivity and cost actions were more than offset by higher commodity costs and tariffs, and an unfavorable foreign currency impact of $5 million. Strategic investments in global growth and Smart Pad technology were funded by European government investment incentives. Segment operating margins were 19.3 percent and adjusted margins improved 110 basis points to 19.5 percent.

Industrial Process

  Total revenue increased 14 percent to $216 million. Organic revenue increased 16 percent on a 47 percent increase in pump projects driven by strong chemical, mining, and oil and gas activity and a 9 percent increase in short-cycle activity led by baseline pumps, valves, and aftermarket demand in oil and gas, chemical, and industrial markets.
  Operating income increased 31 percent to $22 million, and adjusted operating income increased 35 percent to $23 million, reflecting higher volumes, favorable pricing and net productivity, which offset the impact of tariffs and unfavorable mix.

Connect and Control Technologies

  Total revenue increased 4 percent to $165 million, and organic revenue increased 6 percent. The increase reflects 14 percent growth in aerospace and defense from OEM and aftermarket connectors and components, partially offset by a 4 percent decline in industrial markets.
  Operating income increased 19 percent to $27 million and adjusted segment operating income increased 19 percent to $28 million, driven by higher volumes and net operating productivity.

Guidance

Based on the incremental benefits from the Rheinhütte Pumpen acquisition of approximately $40 million, partially offset by unfavorable foreign exchange of $24 million, ITT is raising its total revenue guidance to the new range of up 3 to 5 percent. There is no change to the previous organic revenue guidance of up 3 to 5 percent.

The company is raising the mid-point of its previously announced 2019 full-year adjusted EPS guidance by 4 cents to $3.58, which represents an 11 percent increase compared to the prior year. The updated adjusted EPS guidance range of $3.50 to $3.66 reflects the strong first-quarter results and incremental productivity and cost actions, partially offset by additional unfavorable foreign currency, and European tariff costs impacting Motion Technologies. The company is also raising its previously announced 2019 full-year GAAP EPS guidance to $2.78 to $3.06.

Investor Call Today

ITT's senior management will host a conference call for investors today at 9 a.m. ET to review performance and answer questions. The briefing can be monitored live via webcast at the following address on the company's website: www.itt.com/investors. A replay of the webcast will be available for 90 days following the presentation. A replay will also be available telephonically from two hours after the webcast until Friday, May 17, 2019, at midnight.

For a reconciliation of GAAP to non-GAAP results, please refer to www.itt.com/investors or click here. All references to EPS are defined as diluted earnings per share from continuing operations.

Safe Harbor Statement

This release contains “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not historical facts, but rather are based on current expectations, estimates, assumptions and projections about our business, future financial results and the industry in which we operate, and other legal, regulatory and economic developments. These forward-looking statements include, but are not limited to, future strategic plans and other statements that describe the company’s business strategy, outlook, objectives, plans, intentions or goals, and any discussion of future operating or financial performance.

We use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “future,” “may,” “will,” “could,” “should,” “potential,” “continue,” “guidance” and other similar expressions to identify such forward-looking statements. Forward-looking statements are uncertain and to some extent unpredictable, and involve known and unknown risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed or implied in, or reasonably inferred from, such forward-looking statements.

Where in any forward-looking statement we express an expectation or belief as to future results or events, such expectation or belief is based on current plans and expectations of our management, expressed in good faith and believed to have a reasonable basis. However, there can be no assurance that the expectation or belief will occur or that anticipated results will be achieved or accomplished. More information on factors that could cause actual results or events to differ materially from those anticipated is included in the Risk Factors section of the company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed from time to time with the Securities and Exchange Commission.

The forward-looking statements included in this release speak only as of the date hereof. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)
(IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

For the Three Months Ended March 31	2019	2018
Revenue	$695.5	$689.3
Costs of Revenue	476.7	465.1
Gross profit	218.8	224.2
General and administrative expenses	51.9	65.1
Sales and marketing expenses	40.2	43.5
Research and development expenses	23.5	24.7
Asbestos-related costs (benefit), net	12.6	(19.7)
Operating income	90.6	110.6
Interest and non-operating (income) expenses, net	(0.5)	1.8
Income from continuing operations before income tax	91.1	108.8
Income tax expense	19.7	7.6
Income from continuing operations	71.4	101.2
Income from discontinued operations, net of tax	—	0.1
Net income	71.4	101.3
Less: Income attributable to noncontrolling interests	0.1	0.1
Net income attributable to ITT Inc.	$71.3	$101.2

Amounts attributable to ITT Inc.:
Income from continuing operations, net of tax	$71.3	$101.1
Income from discontinued operations, net of tax	—	0.1
Net income	$71.3	$101.2
Earnings per share attributable to ITT Inc.:
Basic:
Continuing operations	$0.81	$1.15
Net income	$0.81	$1.15
Diluted:
Continuing operations	$0.80	$1.14
Net income	$0.80	$1.14

Weighted average common shares – basic	87.6	88.0
Weighted average common shares – diluted	88.6	89.0

CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(IN MILLIONS)

	March 31, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$554.0	$561.2
Receivables, net	582.7	540.0
Inventories, net	396.2	380.5
Other current assets	146.0	163.4
Total current assets	1,678.9	1,645.1
Plant, property and equipment, net	513.2	518.8
Goodwill	872.5	875.9
Other intangible assets, net	131.7	136.1
Asbestos-related assets	302.5	309.6
Deferred income taxes	161.7	164.5
Other non-current assets	276.6	196.8
Total non-current assets	2,258.2	2,201.7
Total assets	$3,937.1	$3,846.8
Liabilities and Shareholders’ Equity
Current liabilities:
Commercial paper and current maturities of long-term debt	$114.4	$116.2
Accounts payable	344.4	339.2
Accrued liabilities	401.7	416.7
Total current liabilities	860.5	872.1
Asbestos-related liabilities	771.4	775.1
Postretirement benefits	205.7	208.2
Other non-current liabilities	228.2	166.5
Total non-current liabilities	1,205.3	1,149.8
Total liabilities	2,065.8	2,021.9
Total ITT Inc. shareholders' equity	1,868.6	1,822.4
Noncontrolling interests	2.7	2.5
Total shareholders’ equity	1,871.3	1,824.9
Total liabilities and shareholders’ equity	$3,937.1	$3,846.8

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)
(IN MILLIONS)

For the Year to Date Period Ended March 31	2019	2018
Operating Activities
Income from continuing operations attributable to ITT Inc.	$71.3	$101.1
Adjustments to income from continuing operations
Depreciation and amortization	26.4	27.6
Equity-based compensation	4.5	4.5
Non-cash lease expense	5.0	—
Asbestos-related costs (benefit), net	12.6	(19.7)
Asbestos-related payments, net	(9.9)	(12.8)
Changes in assets and liabilities:
Change in receivables	(47.1)	(13.3)
Change in inventories	(17.3)	(20.7)
Change in accounts payable	18.8	10.4
Change in accrued expenses	(29.5)	(31.2)
Change in income taxes	9.5	0.1
Other, net	(2.2)	(3.6)
Net Cash – Operating activities	42.1	42.4
Investing Activities
Capital expenditures	(29.2)	(28.7)
Other, net	0.4	0.5
Net Cash – Investing activities	(28.8)	(28.2)
Financing Activities
Commercial paper, net (repayments) borrowings	—	(162.4)
Short-term revolving loans, borrowings	—	246.5
Long-term debt issued	7.1	—
Long-term debt, repaid	(0.2)	(1.5)
Repurchase of common stock	(19.9)	(55.3)
Proceeds from issuance of common stock	5.1	0.6
Dividends paid	(13.2)	(0.2)
Other, net	0.1	—
Net Cash – Financing activities	(21.0)	27.7
Exchange rate effects on cash and cash equivalents	0.7	8.2
Net cash from discontinued operations – operating activities	(0.4)	(1.2)
Net change in cash and cash equivalents	(7.4)	48.9
Cash and cash equivalents – beginning of year	562.2	391.0
Cash and Cash Equivalents – End of Period	$554.8	$439.9
Supplemental Cash Flow Disclosures
Cash paid (received) during the year for:
Interest	$1.0	$1.0
Income taxes, net of refunds received	9.3	7.0

Key Performance Indicators & Non-GAAP Measures

Management reviews a variety of key performance indicators including revenue, segment operating income and margins, earnings per share, order growth, adjusted free cash flow, and backlog, some of which are non-GAAP. In addition, we consider certain measures to be useful to management and investors when evaluating our operating performance for the periods presented. These measures provide a tool for evaluating our ongoing operations and management of assets from period to period. This information can assist investors in assessing our financial performance and measures our ability to generate capital for deployment among competing strategic alternatives and initiatives, including, but not limited to, acquisitions, dividends and share repurchases. These metrics, however, are not measures of financial performance under accounting principles generally accepted in the United States of America (GAAP) and should not be considered a substitute for measures determined in accordance with GAAP. We consider the following non-GAAP measures, which may not be comparable to similarly titled measures reported by other companies, to be key performance indicators for purposes of our reconciliation tables.

Organic Revenue and Organic Orders are defined as revenue and orders, excluding the impacts of foreign currency fluctuations, acquisitions and divestitures. Divestitures include sales of portions of our business that did not meet the criteria for presentation as a discontinued operation. The period-over-period change resulting from foreign currency fluctuations is estimated using a fixed exchange rate for both the current and prior periods. Management believes that reporting organic revenue and organic orders provides useful information to investors by helping identify underlying trends in our business and facilitating easier comparisons of our revenue performance with prior and future periods and to our peers.

Adjusted Operating Income, Adjusted Segment Operating Income, Adjusted Operating Margin and Adjusted Segment Operating Margin are defined as total operating income and segment operating income, adjusted to exclude special items that include, but are not limited to, asbestos-related costs, restructuring costs, realignment costs, certain acquisition-related expenses, and other unusual or infrequent operating items. Special items represent significant charges or credits that impact the current results, which management views as unrelated to the Company's ongoing operations and performance. Adjusted operating margin and adjusted segment operating margin is defined as adjusted operating income or adjusted segment operating income divided by total revenue. We believe that these measures are useful to investors and other users of our financial statements in evaluating ongoing operating profitability, as well as in evaluating operating performance in relation to our competitors.

Adjusted Income from Continuing Operations, Adjusted EPS and Adjusted EPS Guidance are defined as income from continuing operations attributable to ITT Inc. and income from continuing operations attributable to ITT Inc. per diluted share, adjusted to exclude special items that include, but are not limited to, asbestos-related costs, restructuring costs, realignment costs, certain acquisition-related expenses, income tax settlements or adjustments, and other unusual and infrequent non-operating items. Special items represent significant charges or credits, on an after-tax basis, that impact current results, which management views as unrelated to the Company's ongoing operations and performance. The after-tax basis of each special item is determined using the jurisdictional tax rate of where the expense or benefit occurred. We believe that these measures are useful to investors and other users of our financial statements in evaluating ongoing operating profitability, as well as in evaluating operating performance in relation to our competitors.

Adjusted Free Cash Flow is defined as net cash provided by operating activities less capital expenditures, adjusted for cash payments for restructuring costs, realignment actions, net asbestos cash flows and other significant items that impact current results which management views as unrelated to the Company's ongoing operations and performance. Due to other financial obligations and commitments, including asbestos, the entire free cash flow may not be available for discretionary purposes. We believe that adjusted free cash flow provides useful information to investors as it provides insight into the cash flow metric used by management to monitor and evaluate cash flows generated by our operations.

Working Capital is defined as the sum of net receivables, net inventory and current contract assets less accounts payable and current contract liabilities. We believe that working capital provides useful information to investors as it also provides insight into the cash flow metric used by management to monitor and evaluate cash flows generated by our operations.

ITT Inc. Non-GAAP Reconciliation
Reported vs. Organic Revenue / Order Growth
First Quarter 2019 & 2018
(In Millions)

	(As Reported - GAAP)				(As Adjusted - Organic)

	(A)	(B)	(C)		(D)	(E)	(F) = A-D-E	(G) =C-D-E	(H) = G / B
			Change	% Change	Acquisition / Divestitures	FX Impact	Revenue / Orders	Change	% Change
	3M 2019	3M 2018	2019 vs. 2018	2019 vs. 2018	3M 2019	3M 2019	3M 2019	Adj. 2019 vs. 2018	Adj. 2019 vs. 2018

Revenue
ITT Inc.	$695.5	$689.3	$6.2	0.9%	$—	$(28.6)	$724.1	$34.8	5.0%

Motion Technologies	315.2	342.2	(27.0)	(7.9)%	—	(22.5)	337.7	(4.5)	(1.3)%
Industrial Process	215.7	189.8	25.9	13.6%	—	(3.8)	219.5	29.7	15.6%
Connect & Control Technologies	165.0	157.9	7.1	4.5%	—	(2.4)	167.4	9.5	6.0%

Orders
ITT Inc.	$738.9	$761.2	$(22.3)	(2.9)%	$—	$(33.0)	$771.9	$10.7	1.4%

Motion Technologies	331.5	369.9	(38.4)	(10.4)%	—	(25.5)	357.0	(12.9)	(3.5)%
Industrial Process	219.0	210.1	8.9	4.2%	—	(4.7)	223.7	13.6	6.5%
Connect & Control Technologies	189.1	181.8	7.3	4.0%	—	(2.8)	191.9	10.1	5.6%

Note: Excludes intercompany eliminations
Immaterial differences due to rounding

ITT Inc. Non-GAAP Reconciliation
Reported vs Adjusted Segment Operating Income & Operating Margin
First Quarter 2019 & 2018
(In Millions)

	3M 2019	3M 2019		3M 2019	3M 2018	3M 2018		3M 2018	% Change		% Change
	As Reported	Special Items		As Adjusted	As Reported	Special Items		As Adjusted	As Reported 2019 vs. 2018		As Adjusted 2019 vs. 2018
Revenue:
Motion Technologies	$315.2			$315.2	$342.2			$342.2	(7.9)%		(7.9)%
Industrial Process	215.7			215.7	189.8			189.8	13.6%		13.6%
Connect & Control Technologies	165.0			165.0	157.9			157.9	4.5%		4.5%
Intersegment eliminations	(0.4)			(0.4)	(0.6)			(0.6)

Total Revenue	$695.5			$695.5	$689.3			$689.3	0.9%		0.9%

Operating Margin:
Motion Technologies	19.3%	20	BP	19.5%	18.1%	30	BP	18.4%	120	BP	110	BP
Industrial Process	10.3%	40	BP	10.7%	8.9%	10	BP	9.0%	140	BP	170	BP
Connect & Control Technologies	16.6%	20	BP	16.8%	14.6%	20	BP	14.8%	200	BP	200	BP

Total Operating Segments	15.9%	30	BP	16.2%	14.8%	20	BP	15.0%	110	BP	120	BP

Income (loss):
Motion Technologies	$60.9	$0.7		$61.6	$61.9	$1.0		$62.9	(1.6)%		(2.1)%
Industrial Process	22.2	0.8		23.0	16.9	0.1		17.0	31.4%		35.3%
Connect & Control Technologies	27.4	0.4		27.8	23.0	0.4		23.4	19.1%		18.8%

Total Segment Operating Income	$110.5	$1.9		$112.4	$101.8	$1.5		$103.3	8.5%		8.8%

Note: Immaterial differences due to rounding.

Special items include, but are not limited to, restructuring and realignment costs, certain asset impairment charges, acquisition-related expenses, and other unusual or infrequent operating items including certain legal matters.

ITT Inc. Non-GAAP Reconciliation
Reported vs. Adjusted Income from Continuing Operations & Adjusted EPS
First-Quarter 2019 & 2018
(In Millions, except per share amounts)

	Q1 2019 As Reported	Non-GAAP Adjustments		Q1 2019 As Adjusted	Q1 2018 As Reported	Non-GAAP Adjustments		Q1 2018 As Adjusted	2019 vs. 2018 As Adjusted ($)	2019 vs. 2018 As Adjusted (%)

Segment Operating Income	$110.5	$1.9	#A	$112.4	$101.8	$1.5	#A	$103.3
Corporate (Expense)	(19.9)	12.3	#B	(7.6)	8.8	(19.9)	#B	(11.1)
Operating Income	90.6	14.2		104.8	110.6	(18.4)		92.2

Interest Income (Expense)	1.1	—		1.1	(0.7)	—		(0.7)
Other Income (Expense)	(0.6)	—		(0.6)	(1.1)	—		(1.1)
Income from Continuing Operations before Tax	91.1	14.2		105.3	108.8	(18.4)		90.4

Income Tax (Expense) Benefit	(19.7)	(4.5)	#C	(24.2)	(7.6)	(13.9)	#C	(21.5)
Income (Loss) from Continuing Operations	71.4	9.7		81.1	101.2	(32.3)		68.9

Less: Noncontrolling Interest	0.1	—		0.1	0.1			0.1
Income (loss) from Continuing Operations - ITT Inc.	$71.3	$9.7		$81.0	$101.1	$(32.3)		$68.8

EPS from Continuing Operations	$0.80	$0.11		$0.91	$1.14	$(0.37)		$0.77	$0.14	18.2%

Note: Amounts may not calculate due to rounding.

#A	-	2019 includes restructuring and realignment ($1.6M) and a legal accrual ($0.3M).

#A	-	2018 includes restructuring costs ($0.9M) and acquisition related costs ($0.6M).

#B	-	2019 includes asbestos related expense ($12.6M) and other income primarily from the sale of excess property ($0.3M).

#B	-	2018 includes asbestos related benefit ($19.7M) and certain income associated primarily with the sale of excess property ($0.2M).
Note: ($19.7M) net asbestos related benefit includes a favorable settlement agreement ($32.1M) offset by asbestos related expense to maintain 10 year accrual ($12.4M).

#C	-	2019 includes various tax-related special items including tax benefit for valuation allowance change ($1.9M), tax benefit for tax law changes ($0.9M), tax expense on future distribution of foreign earnings ($2.8M), and the tax impact of other operating special items.

#C	-	2018 includes various tax-related special items including tax benefit for valuation allowance change ($22.1M), tax expense for tax law changes ($0.5M), tax expense on future distribution of foreign earnings ($3.7M), and the tax impact of other operating special items.

ITT Inc. Non-GAAP Reconciliation
Net Cash - Operating Activities vs. Adjusted Free Cash Flow Conversion
First Quarter 2019 & 2018
(In Millions)

	3M 2019	3M 2018

Net Cash - Operating Activities	$42.1	$42.4

Capital expenditures	29.2	28.7

Free Cash Flow	12.9	13.7

Insurance settlement agreement	—	(19.0)
Asbestos cash payments, net	9.9	12.8
Restructuring cash payments	1.8	2.4
Acquisition / Realignment-related cash payments	—	(0.2)

Adjusted Free Cash Flow	24.6	9.7

Income from Continuing Operations - ITT Inc.	71.3	101.1

Special Items, net of tax	9.7	(32.3)

Income from Continuing Operations - ITT Inc., Excluding Special Items	$81.0	$68.8

Adjusted Free Cash Flow Conversion	30.4%	14.1%

ITT Inc. Non-GAAP Reconciliation
GAAP vs. Adjusted EPS Guidance
Full-Year 2019

	2019 Full-Year Guidance
	Low	High

EPS from Continuing Operations - GAAP	$2.78	$3.06

Estimated Asbestos Related Costs, Net of Tax	0.47	0.39

	$3.25	$3.45

Estimated Restructuring, Realignment and Other Costs, Net of Tax	0.26	0.22

Other Special Tax Items	(0.01)	(0.01)

EPS from Continuing Operations - Adjusted	$3.50	$3.66

CONTACT:
Investors:
Jessica Kourakos
+1 914-641-2030
jessica.kourakos@itt.com

Media:
Kathleen Bark
+1 914-641-2103
kathleen.bark@itt.com